EXHIBIT 3.1.4

State of Delaware Secretary of State Division of Corporations Delivered 03:12 PM 06/20/2007 FILED 03:10 PM 06/20/2007 SRV 070731697 - 4374851 FILE

CERTIFICATE OF INCORPORATION

OF

LONE STAR HOLDINGS I INC.

1.          Name. The name of the Corporation is Lone Star Holdings I Inc. (the “Corporation”).

2.          Registered Office; Agent. The address of the Corporation’s registered office in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The Corporation Trust Company is the Corporation’s registered agent for service of process at the same address.

3.          Purpose. The purpose of the Corporation is to conduct any activities that may be conducted by a corporation organized under the Delaware General Corporation Law (the “GCL”).

4.          Stock. The Corporation shall have authority to issue a total of 1,000 shares of common stock, par value of $0.01 per share.

5.          By-Laws. The board of directors shall have the power to make, alter or repeal the by-laws of the Corporation.

6.	Election. The election of the board of directors need not be by written ballot.

7.          Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the GCL, indemnify any and all present and former directors and officers of the Corporation from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. The Corporation shall advance any costs and fees (including attorneys’ fees) to any present or former director or officer of the Corporation incurred by any such person in defending any proceeding for which such person may be entitled to indemnification pursuant to this Section 7, all subject to the terms and conditions imposed under said Section 145. Notwithstanding the foregoing, the Corporation shall not be obligated (i) to indemnify any person under this Section 7 or (ii) to advance the costs and fees referred to in the preceding sentence in connection with any suit, action or proceeding (or part thereof) brought by a person otherwise entitled to indemnification or any such advance under this Section 7 unless, in each case, such action, suit or proceeding (or part thereof) was authorized in the specific case by the Board of Directors of the Corporation to, to the extent permitted by applicable law, any committee thereof that has oversight of the action, suit or proceeding (or part thereof).

8.          Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Section 8 shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Section 8, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Section 8, shall eliminate or reduce the effect of this Section 8 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

9.	Incorporator. The name and mailing address of the incorporator is:

Victoria M. Freedman

Davies Ward Phillips & Vineberg LLP

625 Madison Avenue, 12th Floor

New York, NY 10022

I, THE UNDERSIGNED, being the sole incorporator named herein, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of June, 2007.

/s/ Victoria M. Freeman
Victoria M. Freedman, Sole Incorporator

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:38 PM 09/52/2007

FILED 04:18 PM 09/25/2007

SRV 071051621 - 4374851 FILE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

LONE STAR HOLDINGS I INC.

Lone Star Holdings I Inc., a corporation organized and existing under the General Corporation Law of Delaware (the “DGCL”), does hereby certify that:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members pursuant to Section 141(f) of the GCL, duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that subject to the approval of the Corporation’s sole shareholder, the name of the Corporation is hereby changed and the Certificate of Incorporation of the Corporation is hereby amended by changing the first article thereof so that, as amended, said Article shall read in its entirety as follows:

The name of the Corporation is Novamerican Steel Holdings Inc.

SECOND: That in lieu of meeting and vote, the sole shareholder has given written consent to said amendment in accordance with the provisions of GCL Section 228.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 141, 242 and 228 of the GCL.

IN WITNESS WHEREOF, the undersigned has made and subscribed this certificate on September 25, 2007.

/s/ Corrado DeGasperis
Name: Corrado DeGasperis Title: President